EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Far East Energy Corporation and Subsidiaries:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-136032, 333-132631 and 333-162019), Form S-1 (333-159905) and Form S-8 (Nos. 333-148361, 333-148363, 333-126994, 333-129169, 333-134600, 333-164316 and 333-164462) of Far East Energy Corporation and Subsidiaries, of our reports dated March 13, 2012, relating to the consolidated financial statements and the financial statement schedule included in Item 15(a)(2) and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in this Form 10-K.

/s/ JonesBaggett LLP
Dallas, Texas
March 13, 2012

14785 Preston Road, Suite 855		972.404.1226
Dallas, Texas 75254	www.jonesbaggett.com	Fax 972.404.1227